Exhibit 99.1

Impax Reports Fourth Quarter and Full Year 2015 Financial Results

●	Fourth Quarter 2015 Revenues Increased 115% to $282 Million

●	Fourth Quarter 2015 Adjusted Diluted EPS Increased to $0.62 and GAAP Diluted EPS Increased to $0.16

●	Full Year 2015 Revenues Increased 44% to $860 Million

●	Full Year 2015 Adjusted Diluted EPS Increased to $1.45 and GAAP Diluted EPS Decreased to $0.54

●	Provides 2016 Financial Guidance

HAYWARD, Calif., February 22, 2016 – Impax Laboratories, Inc. (NASDAQ: IPXL), a specialty pharmaceutical company, today reported fourth quarter and full year 2015 financial results for the quarter and year ended December 31, 2015.

●

Fourth quarter 2015 total revenues increased 115% to $282.1 million, compared to $131.2 million in the prior year period. Adjusted diluted earnings per share (Adjusted EPS) for the fourth quarter 2015 increased 288% to $0.62, compared to Adjusted EPS of $0.16 in the prior year period. On a GAAP basis, diluted EPS for the fourth quarter 2015 increased to $0.16, compared to break-even diluted EPS in the prior year period.

●

Adjusted earnings before interest, taxes, depreciation and amortization (Adjusted EBITDA) for the fourth quarter 2015 increased 186% to $78.4 million, compared to $27.4 million in the prior year period.

●

Full year 2015 total revenues increased 44% to $860.5 million, compared to $596.0 million for the full year 2014. Adjusted EPS for the full year 2015 increased 10% to $1.45, compared to adjusted diluted EPS of $1.32 for the full year 2014. On a GAAP basis, diluted EPS for the full year 2015 decreased to $0.54, compared to $0.81 per diluted share in 2014.

●	Adjusted EBITDA for the full year 2015 increased 21% to $225.7 million, compared to $186.7 million for the full year 2014.

A reconciliation of GAAP to non-GAAP specified items is provided in the “Non-GAAP Financial Measures” section.

“Our strong 2015 financial performance is a direct result of the successful implementation of our four pillar strategy. We are a stronger and more diversified company today than we were a year ago,” said Fred Wilkinson, President and Chief Executive Officer of Impax. “We established a positive compliance position across our global network and as a result, received 11 new generic product approvals. We achieved our goal of launching 14 generic products, while our Specialty Pharma division benefited from the approval and successful launch of RYTARY™ and the continued growth of Zomig® Nasal Spray. In addition, we accelerated our business development efforts with the strategic acquisition and integration of Tower Holdings, Inc., while also strengthening our capital structure.”

“For 2016, our goal is to build on this momentum by continuing to focus on our strategic priorities. We currently expect that 2016 will be another growth year for Impax, with double-digit revenue and adjusted earnings per share growth. It will also be an investment year, as we will continue to invest in our quality and compliance programs, our R&D projects and expand our Specialty Pharma sales force to support organic growth. Additionally, we are initiating programs on cost efficiencies to drive future gross margin expansion.”

“We ended 2015 with $340 million in cash and cash equivalents, with no senior secured debt outstanding. With one of the most flexible balance sheets in the specialty pharma industry, we are well positioned to invest in organic growth as well as judiciously pursue external growth opportunities that can strengthen our portfolio and create long-term stockholder value.”

Business Segment Information

The Company has two reportable segments, the Impax Generics Division (generic products and services) and the Impax Specialty Pharma Division (brand products and services) and does not allocate general corporate services to either segment. All information presented is on a GAAP basis unless otherwise noted.

Impax Generics Division Information

(Unaudited, amounts in thousands)

	Three Months Ended		Years Ended
	December 31,		December 31,
	2015	2014	2015	2014
Revenues:
Impax Generics Product sales, net	$224,156	$114,859	$699,844	$528,512
Rx Partner	2,532	1,028	9,307	14,114
Other revenues	158	2,028	1,781	6,456
Total revenues	226,846	117,915	710,932	549,082
Cost of revenues	150,449	65,077	450,045	260,459
Gross profit	76,397	52,838	260,887	288,623
Operating expenses:
Research and development	20,738	8,752	58,838	40,927
Patent litigation expense	435	327	2,942	5,333
Selling, general and administrative	12,968	5,322	29,641	17,144
Total operating expenses	34,141	14,401	91,421	63,404
Income from operations	$42,256	$38,437	$169,466	$225,219

Gross margin	33.7%	44.8%	36.7%	52.6%
Adjusted gross profit (a)	$91,955	$58,727	$302,716	$324,218
Adjusted gross margin (a)	40.5%	49.8%	42.6%	59.0%

(a) Adjusted gross profit is calculated as total revenues less adjusted cost of revenues. Adjusted gross margin is calculated as adjusted gross profit divided by total revenues. Refer to the "Non-GAAP Financial Measures" for a reconciliation of GAAP to non-GAAP items.

Fourth Quarter 2015

Total revenues for the Impax Generics division increased $108.9 million to $226.8 million in the fourth quarter 2015, compared to $117.9 million in the prior year period. The increase was primarily due to higher sales from diclofenac sodium gel, the addition of product sales from the Tower acquisition, and sales from 14 generic products launched throughout 2015, including seven products launched during the fourth quarter 2015.

Gross margin in the fourth quarter 2015 decreased to 33.7%, compared to gross margin of 44.8% in the prior year period. Adjusted gross margin in the fourth quarter 2015 decreased to 40.5%, compared to adjusted gross margin of 49.8% in the prior year period. The decrease in gross margin and adjusted gross margin was primarily due to the impact of higher sales of lower margin generic products during 2015 compared to the prior year.

Total operating expenses in the fourth quarter 2015 increased $19.7 million to $34.1 million, compared to $14.4 million in the prior year period, primarily due to higher research and development (R&D) and selling, general and administrative expenses (SG&A). The increase in R&D expenses is related to the addition of R&D projects from the acquired Tower companies and the impact of intangible asset impairment charges of $6.4 million. Higher SG&A expenses in the fourth quarter 2015 were primarily the result of an increase in accounts receivable reserves, an increase in penalties paid to customers for delays to supply product and the addition of SG&A expenses from the Tower acquisition.

Full Year 2015

Total revenues for the Impax Generics division increased $161.9 million to $710.9 million for the full year 2015, compared to $549.1 million for the full year 2014. The increase was primarily due to the addition of product sales from the Tower acquisition as well as increased sales from diclofenac sodium gel and from 14 generic products launched during 2015. The increase in full year 2015 revenues was partially offset by the absence of revenues from sales of authorized generic Renvela® during 2015, for which there were sales during the prior year.

Gross margin for the full year 2015 decreased to 36.7%, compared to gross margin of 52.6% for the full year 2014. Adjusted gross margin for the full year 2015 decreased to 42.6%, compared to adjusted gross margin of 59.0% for the full year 2014. The decrease in gross margin and adjusted gross margin was primarily due to the loss of sales of authorized generic Renvela during 2015, which was replaced by lower margin generic products from the Tower acquisition and sales of diclofenac sodium gel.

Total operating expenses for the full year 2015 increased $28.0 million to $91.4 million, compared to $63.4 million for the full year 2014, primarily due to higher R&D and SG&A expenses as noted above under the Generic division’s fourth quarter 2014 commentary.

Impax Specialty Pharma Division Information

(Unaudited, amounts in thousands)

	Three Months Ended		Years Ended
	December 31,		December 31,
	2015	2014	2015	2014
Revenues:
Impax Specialty Pharma Product sales, net	$51,617	$13,069	$145,226	$45,938
Other revenues	3,629	227	4,311	1,029
Total revenues	55,246	13,296	149,537	46,967
Cost of revenues	16,873	5,313	58,020	22,937
Gross profit	38,373	7,983	91,517	24,030
Operating expenses:
Research and development	5,656	8,135	18,144	37,715
Patent litigation expense	626	245	1,625	472
Selling, general and administrative	13,241	11,558	52,427	43,307
Total operating expenses	19,523	19,938	72,196	81,494
Income (loss) from operations	$18,850	$(11,955)	$19,321	$(57,464)

Gross margin	69.5%	60.0%	61.2%	51.2%
Adjusted gross profit (a)	$46,189	$8,713	$121,386	$26,950
Adjusted gross margin (a)	83.6%	65.5%	81.2%	57.4%

(a) Adjusted gross profit is calculated as total revenues less adjusted cost of revenues. Adjusted gross margin is calculated as adjusted gross profit divided by total revenues. Refer to the "Non-GAAP Financial Measures" for a reconciliation of GAAP to non-GAAP items.

Fourth Quarter 2015

Total revenues for the Impax Specialty Pharma division increased $42.0 million to $55.2 million in the fourth quarter 2015, compared to $13.3 million in the prior year period, primarily due to the launch of RYTARY at the end of the first quarter 2015 and the addition of product sales from the Tower acquisition.

Gross margin in the fourth quarter 2015 increased to 69.5%, compared to 60.0% in the prior year period, due to new product sales as noted above, partially offset by higher amortization expenses incurred in connection with the Tower acquisition. Adjusted gross margin in the fourth quarter 2015 increased to 83.6%, compared to adjusted gross margin of 65.5% in the prior year period, primarily due to new product sales as noted above.

Total operating expenses in the fourth quarter 2015 decreased $0.4 million to $19.5 million, compared to $19.9 million in the prior year period, primarily driven by a reduction in R&D expenses related to the Company’s branded initiatives of focusing on late-stage pipeline opportunities, which resulted in a reduction in personnel during the fourth quarter 2014. The lower R&D expenses were partially offset by an increase in advertising and promotion expenses to support the launch of RYTARY and related salesforce expansion as well as the addition of selling expenses from the Tower acquisition.

Full Year 2015

Total revenues for the Impax Specialty Pharma division increased $102.6 million to $149.5 million for the full year 2015, compared to $47.0 million for the full year 2014, primarily due to the launch of RYTARY and revenues from the Tower acquisition during 2015.

Gross margin for the full year 2015 increased to 61.2%, compared to 51.2% for the full year 2014, due to new product sales as noted above, partially offset by higher amortization expenses incurred in connection with the Tower acquisition. Adjusted gross margin for the full year 2015 increased to 81.2%, compared to adjusted gross margin of 57.4% for the full year 2014, primarily due to new product sales as noted above.

Total operating expenses for the full year 2015 decreased $9.3 million to $72.2 million, compared to $81.5 million for the full year 2014, primarily due to lower R&D expenses partially offset by higher SG&A expenses as noted above under the Impax Specialty Pharma division’s fourth quarter 2014 commentary.

Corporate and Other Information

(Unaudited, amounts in thousands)

	Three Months Ended		Years Ended
	December 31,		December 31,
	2015	2014	2015	2014
General and administrative expenses	$30,302	$25,328	$119,219	$78,939
Unallocated corporate expenses	$(30,302)	$(25,328)	$(119,219)	$(78,939)

Fourth Quarter 2015

General and administrative expenses in the fourth quarter 2015 increased $5.0 million to $30.3 million, compared to $25.3 million in the prior year period. The increase was primarily driven by the inclusion of general and administrative expenses from the Tower acquisition, higher information technology costs and higher share-based compensation expense, in each case compared to the prior year period.

Interest expense in the fourth quarter 2015 was $8.2 million, an increase of $8.1 million compared to the prior year period, which was entirely attributable to interest expense incurred on the Company’s outstanding 2% convertible senior notes. Of the $8.2 million of interest expense, $3.0 million was cash and $5.2 million was non-cash accretion of debt discount attributable to deferred financing costs and bifurcation of the conversion option of the convertible notes.

Full Year 2015

General and administrative expenses for the full year 2015 increased $40.3 million to $119.2 million, compared to $78.9 million for the full year 2014. The increase in full year 2015 compared to full year 2014 was principally driven by higher business development expenses, the majority of which were transaction and/or integration activities related to the Tower acquisition, the inclusion of general and administrative expenses from the Tower acquisition, increased finance and information technology expenses, and higher share-based compensation expense.

Cash and cash equivalents were $340.4 million as of December 31, 2015, compared to cash and cash equivalents and short-term investments of $414.9 million as of December 31, 2014. The decrease during 2015 was due to the cash used to pay part of the purchase price in the Tower acquisition during the first quarter 2015.

Interest expense for the full year 2015 was $27.3 million, an increase of $27.2 million, compared to the full year 2014, primarily related to interest expenses on debt issued in connection with the Tower acquisition as well as interest accrued on our outstanding 2% convertible notes. Interest expense in 2015 included $11.2 million of non-cash accretion of debt discount attributable to deferred financing costs and bifurcation of the conversion option of the convertible notes and $2.3 million of cash paid for financing commitment fees prior to the closing of the Tower acquisition.

2016 Financial Guidance

The Company’s full year 2016 estimates are based on management’s current expectations, including with respect to prescription trends, pricing levels, inventory levels, and the anticipated timing of future product launches and events. The 2016 guidance assumes 12 to 14 generic product launches including six to eight new generic product approvals. The following statements are forward looking and actual results could differ materially depending on market conditions and the factors set forth under “Safe Harbor” below.

●	Total Company revenues to increase at least 15% over full year 2015.
●	Adjusted gross margins as a percent of total revenue are expected to be approximately 50%.
●

Adjusted research and development expenses across the generic and brand divisions of approximately $100 million to $105 million (approximately 10% of total Company revenues). This includes patent litigation expenses.

●	Adjusted selling, general and administrative expenses of approximately $200 million to $210 million (approximately 20% to 21% of total Company revenues).
●	Adjusted interest expense of approximately $12 million.
●	Capital expenditures of approximately $40 million.
●	Adjusted EPS to increase at least 10% over full year 2015 adjusted diluted EPS.
●

Effective tax rate of approximately 34% to 36% on a GAAP basis. The Company anticipates that its non-GAAP effective tax rate may experience volatility as the Company’s tax benefits may be high compared to the Company’s operating income or loss.

Conference Call Information

The Company will host a conference call with a slide presentation on February 22, 2016 at 8:30 a.m. ET to discuss its results. The call and presentation can also be accessed via a live Webcast through the Investor Relations section of the Company’s Web site, www.impaxlabs.com. The number to call from within the United States is (877) 356-3814 and (706) 758-0033 internationally. The conference ID is 33691436. A replay of the conference call will be available shortly after the call for a period of seven days. To access the replay, dial (855) 859-2056 (in the U.S.) and (404) 537-3406 (international callers).

About Impax Laboratories, Inc.

Impax Laboratories, Inc. (Impax) is a specialty pharmaceutical company applying its formulation expertise and drug delivery technology to the development of controlled-release and specialty generics in addition to the development of central nervous system disorder branded products. Impax markets its generic products through its Impax Generics division and markets its branded products through the Impax Specialty Pharma division. Additionally, where strategically appropriate, Impax develops marketing partnerships to fully leverage its technology platform and pursues partnership opportunities that offer alternative dosage form technologies, such as injectables, nasal sprays, inhalers, patches, creams, and ointments. For more information, please visit the Company's Web site at: www.impaxlabs.com.

"Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995:

To the extent any statements made in this news release contain information that is not historical; these statements are forward-looking in nature and express the beliefs and expectations of management. Such statements are based on current expectations and involve a number of known and unknown risks and uncertainties that could cause the Company’s future results, performance, or achievements to differ significantly from the results, performance, or achievements expressed or implied by such forward-looking statements. Such risks and uncertainties include, but are not limited to: fluctuations in revenues and operating income; the Company’s ability to successfully develop and commercialize pharmaceutical products in a timely manner; reductions or loss of business with any significant customer; the substantial portion of the Company’s total revenues derived from sales of a limited number of products; the impact of consolidation of the Company’s customer base; the impact of competition; the Company’s ability to sustain profitability and positive cash flows; any delays or unanticipated expenses in connection with the operation of the Company’s manufacturing facilities; the effect of foreign economic, political, legal, and other risks on the Company’s operations abroad; the uncertainty of patent litigation and other legal proceedings; the increased government scrutiny on the Company’s agreements with brand pharmaceutical companies; product development risks and the difficulty of predicting FDA filings and approvals; consumer acceptance and demand for new pharmaceutical products; the impact of market perceptions of the Company and the safety and quality of the Company’s products; the Company’s determinations to discontinue the manufacture and distribution of certain products; the Company’s ability to achieve returns on its investments in research and development activities; changes to FDA approval requirements; the Company’s ability to successfully conduct clinical trials; the Company’s reliance on third parties to conduct clinical trials and testing; the Company’s lack of a license partner for commercialization of NUMIENTTM (IPX066) outside of the United States; impact of illegal distribution and sale by third parties of counterfeits or stolen products; the availability of raw materials and impact of interruptions in the Company’s supply chain; the Company’s policies regarding returns, allowances and chargebacks; the use of controlled substances in the Company’s products; the effect of current economic conditions on the Company’s industry, business, results of operations and financial condition; disruptions or failures in the Company’s information technology systems and network infrastructure caused by third party breaches or other events; the Company’s reliance on alliance and collaboration agreements; the Company’s reliance on licenses to proprietary technologies; the Company’s dependence on certain employees; the Company’s ability to comply with legal and regulatory requirements governing the healthcare industry; the regulatory environment; the effect of certain provisions in the Company’s government contracts; the Company’s ability to protect its intellectual property; exposure to product liability claims; risks relating to goodwill and intangibles; changes in tax regulations; the Company’s ability to manage growth, including through potential acquisitions and investments; the risks related to the Company’s acquisitions of or investments in technologies, products or businesses; the restrictions imposed by the Company’s credit facility and indenture; the Company’s level of indebtedness and liabilities and the potential impact on cash flow available for operations; uncertainties involved in the preparation of the Company’s financial statements; the Company’s ability to maintain an effective system of internal control over financial reporting; the effect of terrorist attacks on the Company’s business; the location of the Company’s manufacturing and research and development facilities near earthquake fault lines; expansion of social media platforms and other risks described in the Company’s periodic reports filed with the Securities and Exchange Commission. Forward-looking statements speak only as to the date on which they are made, and the Company undertakes no obligation to update publicly or revise any forward-looking statement, regardless of whether new information becomes available, future developments occur or otherwise.

Company Contact:

Mark Donohue

Investor Relations and Corporate Communications

(215) 558-4526

www.impaxlabs.com

Impax Laboratories, Inc.

Consolidated Statements of Income

(unaudited, amounts in thousands, except share and per share data)

	Three Months Ended		Years Ended
	December 31,		December 31,
	2015	2014	2015	2014
Revenues:
Impax Generics, net	$226,846	$117,915	$710,932	$549,082
Impax Specialty Pharma, net	55,246	13,296	149,537	46,967
Total revenues	282,092	131,211	860,469	596,049
Cost of revenues	167,322	70,390	508,065	283,396
Gross profit	114,770	60,821	352,404	312,653
Operating expenses:
Research and development	26,394	16,887	76,982	78,642
Patent litigation expense	1,061	572	4,567	5,805
Selling, general and administrative	56,511	42,208	201,287	139,390
Total operating expenses	83,966	59,667	282,836	223,837
Income from operations	30,804	1,154	69,568	88,816
Other income (expense):
Interest expense	(8,158)	(46)	(27,268)	(43)
Interest income	217	350	1,042	1,473
Gain on sale of asset	-	-	45,574	-
Loss on debt extinguishment	-	-	(16,903)	-
Net change in fair value of derivatives	(9,000)	-	(13,000)	-
Other, net	(574)	192	355	313
Income before income taxes	13,289	1,650	59,368	90,559
Provision for income taxes	1,862	1,530	20,371	33,206
Net income	$11,427	$120	$38,997	$57,353

Net income per share:
Basic	$0.16	$0.00	$0.56	$0.84
Diluted	$0.16	$0.00	$0.54	$0.81

Weighted-average common shares outstanding:
Basic	70,416,757	68,678,779	69,640,417	68,185,552
Diluted	72,041,760	70,988,328	72,027,344	70,530,349

Impax Laboratories, Inc.

Condensed Consolidated Balance Sheets

(unaudited, amounts in thousands)

	December 31,	December 31,
	2015	2014
Assets
Current assets:
Cash and cash equivalents	$340,351	$214,873
Short-term investments	-	199,983
Accounts receivable, net	324,451	146,490
Inventory, net	125,582	80,570
Prepaid expenses and other assets	31,689	33,710
Total current assets	822,073	675,626
Property, plant and equipment, net	214,156	188,169
Intangible assets, net	602,020	26,711
Goodwill	210,166	27,574
Deferred income taxes	315	96,662
Other non-current assets	73,757	64,455
Total assets	$1,922,487	$1,079,197

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable and accrued expenses	$261,036	$142,446
Accrued profit sharing and royalty expenses	65,725	15,346
Current portion of deferred revenue	-	907
Total current liabilities	326,761	158,699
Long-term debt, net	424,595	-
Deferred revenue, net of current portion	-	3,403
Deferred income taxes	72,770	-
Other non-current liabilities	35,952	29,218
Total liabilities	860,078	191,320
Total stockholders' equity	1,062,409	887,877
Total liabilities and stockholders' equity	$1,922,487	$1,079,197

Impax Laboratories, Inc.

Condensed Consolidated Statements of Cash Flows

(unaudited, amounts in thousands)

	Years Ended
	December 31,
	2015	2014
Cash flows from operating activities:
Net income	$38,997	$57,353
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	68,637	34,026
Non-cash interest expense	11,230	-
Share-based compensation expense	28,613	20,883
Tax impact related to the exercise of employee stock options	(5,536)	(3,317)
Deferred income taxes - net and uncertain tax positions	(29,558)	(11,810)
Gain on sale of intangible asset	(45,574)	-
Loss on debt extinguishment	16,903	-
Net change in fair value of derivatives	13,000	-
Intangible asset impairment charges	13,664	2,876
Accrued profit sharing and royalty expense	160,848	52,208
Payments of profit sharing and royalty expense	(116,542)	(48,422)
Provision for inventory reserves	(8,179)	7,964
Deferred revenue	(4,310)	(3,939)
Other	(81)	1,226
Changes in assets and liabilities which used cash	(70,186)	(76,231)
Net cash provided by operating activities	71,926	32,817
Cash flows from investing activities:
Payment for acquisition, net of cash acquired	(691,348)	-
Proceeds from sale of assets acquired	59,546	-
Purchases of property, plant and equipment	(25,199)	(29,913)
Payments for licensing agreements	(5,850)	(13,000)
Change in cash surrender value of insurance	(4,750)	(3,000)
Maturities of short-term investments	200,064	395,404
Purchase of short-term investments	-	(366,092)
Net cash used in investing activities	(467,537)	(16,601)
Cash flows from financing activities:
Proceeds from sale of convertible notes	600,000	-
Proceeds from issuance of term loan	435,000	-
Repayment of term loan	(435,000)	-
Payment of deferred financing fees	(36,941)	-
Purchase of derivative asset	(147,000)	-
Proceeds from sale of warrants	88,320	-
Proceeds from exercise of stock options and ESPP	11,472	11,097
Tax impact related to the exercise of employee stock options and restricted stock	5,536	3,317
Net cash provided by financing activities	521,387	14,414
Effect of exchange rate changes on cash and cash equivalents	(298)	(369)
Net increase in cash and cash equivalents	125,478	30,261
Cash and cash equivalents, beginning of year	214,873	184,612
Cash and cash equivalents, end of year	$340,351	$214,873

Impax Laboratories, Inc.

Non-GAAP Financial Measures

Adjusted net income, adjusted net income per diluted share, EBITDA, adjusted EBITDA, adjusted cost of revenues, adjusted research and development expenses and adjusted selling, general and administrative expenses are not measures of financial performance under generally accepted accounting principles (GAAP) and should not be construed as substitutes for, or superior to, GAAP net income, GAAP net income per diluted share, GAAP cost of revenues, GAAP research and development expenses and GAAP selling, general and administrative expenses as a measure of financial performance. However, management uses both GAAP financial measures and the disclosed non-GAAP financial measures internally to evaluate and manage the Company’s operations and to better understand its business. Further, management believes the addition of non-GAAP financial measures provides meaningful supplementary information to, and facilitates analysis by, investors in evaluating the Company’s financial performance, results of operations and trends. The Company’s calculations of adjusted net income, adjusted net income per diluted share, EBITDA, adjusted EBITDA, adjusted cost of revenues, adjusted research and development expenses and adjusted selling, general and administrative expenses, may not be comparable to similarly designated measures reported by other companies, since companies and investors may differ as to what type of events warrant adjustment.

The following table reconciles reported net income to adjusted net income.

(Unaudited, amounts in thousands, except per share data)

	Three months ended		Years Ended
	December 31,		December 31,
	2015	2014	2015	2014
Net income	$11,427	$120	$38,997	$57,353
Adjusted to add (deduct):
Amortization (a)	12,970	3,595	40,186	11,082
Business development expenses (b)	2,363	3,881	17,334	9,068
Hayward facility remediation costs (c)	1,973	3,013	11,364	23,686
Employee severance (d)	2,947	4,143	8,001	5,003
Intangible asset impairment charges (e)	13,664	-	13,664	2,876
Payments for licensing agreements (f)	-	-	750	2,000
Fair value of inventory step-up (g)	(9)	-	6,458	-
Ticking Fees (h)	-	-	2,317	-
Non-cash interest expense (i)	5,204	-	11,230	-
Loss on extinguishment of debt (j)	-	-	16,903	-
Accelerated depreciation and lease expense (k)	-	-	2,767	-
Gain on sale of asset (l)	-	-	(45,574)	-
Net change in fair value of derivatives (m)	9,000	-	13,000	-
Loss on fixed asset disposal (n)	520	-	520	-
Income tax effect	(15,540)	(3,719)	(33,399)	(17,863)
Adjusted net income	$44,519	$11,033	$104,518	$93,205

Adjusted net income per diluted share	$0.62	$0.16	$1.45	$1.32
Net income per diluted share	$0.16	$0.00	$0.54	$0.81

Diluted weighted-average common shares outstanding	72,042	70,988	72,027	70,530

Impax Laboratories, Inc.

Non-GAAP Financial Measures

(a)

Reflecting amortization of intangible assets which increased substantially during 2015 as compared to 2014 as a result of the March 2015 acquisition of Tower (including its operating subsidiaries CorePharma LLC and Amedra Pharmaceuticals LLC) and Lineage. Included in “Cost of revenues” on the Consolidated Statements of Income.

(b)

Professional fees related to business development activities, including Tower integration-related activities. Included in “Selling, general and administrative” expenses on the Consolidated Statements of Income.

(c)	Remediation costs related to the Hayward, California manufacturing facility. Included in “Cost of revenues” on the Consolidated Statements of Income.
(d)

During the fourth quarter 2015, the Company undertook a reduction in force in technical operations and research and development groups. Additionally, during the second quarter 2015, the Company recorded severance charges related to the closing of the Company’s packaging and distribution facilities in Pennsylvania. Included in “Cost of revenues”, “Selling, general and administrative expenses” and “Research and development expenses” on the Consolidated Statements of Income.

(e)

During the fourth quarter 2015, the Company recorded a total impairment charge related to our intangible assets of approximately $13.7 million, of which $7.3 million was recorded to “Cost of revenues” and $6.4 million was recorded to “Research and development expenses” on the Consolidated Statements of Income. The impairment charge in 2015 was primarily attributable to deteriorating market conditions for two of the intangible assets acquired in the Tower acquisition. During the first quarter 2014, as a result of a decline in pricing on a currently approved Tolmar product, the Company revised the projections for the product and performed an intangible asset impairment analysis. Based on the results of this analysis, the Company recorded a $2.9 million charge to “Cost of revenues” during 2014.

(f)

During the third quarter 2015, the Company made payments totaling $0.8 million to third party partners, comprised of an upfront fee in connection with entering into a Development, Manufacturing and Commercialization Agreement and the achievement of a milestone pursuant to a separate Development, Manufacturing, and Commercialization Agreement. In January 2014, the Company entered into an agreement with DURECT Corporation and paid an upfront fee of $2.0 million. Included in “Research and development expense” on the Consolidated Statements of Income.

(g)	Fair value adjustment of inventory as a result of purchase accounting for the Tower acquisition. Included in “Cost of revenues” on the Consolidated Statements of Income.
(h)

Fees incurred relating to the Company’s $435.0 million term loan to lock in the financing terms beginning from the lenders’ commitment of the term loan to the actual allocation of the term loan upon the closing of the Tower transaction. The term loan was subsequently terminated by the Company on June 30, 2015. Included in “Interest expense” on the Consolidated Statements of Income.

(i)

Related to non-cash accretion of debt discount attributable to deferred financing costs associated with both the $435.0 million term loan and $600.0 million of outstanding 2% convertible senior notes and bifurcation of the conversion option of the convertible notes. Included in “Interest expense” on the Consolidated Statements of Income.

(j)

Loss on the extinguishment and repayment of the $435.0 million term loan due to the write-off of $16.9 million of deferred financing costs. Included in “Loss on debt extinguishment” on the Consolidated Statements of Income.

(k)

In connection with the closure of the Company’s packaging and distribution facilities in Pennsylvania announced in June 2015, the Company recorded accelerated depreciation expenses on certain assets, as well as accelerated lease payments, in an aggregate amount of $2.8 million during the third quarter of 2015, of which $2.6 million is included in “Cost of revenues” and $0.2 million included in “Selling, general and administrative expenses” on the Consolidated Statements of Income.

(l)

In July 2015, the Company received an unsolicited offer from Turing Pharmaceuticals AG to purchase the U.S. rights to Daraprim®, one of the intangible assets acquired in the Tower acquisition, as well as the active pharmaceutical ingredient for the product and the finished goods inventory on hand. The sale closed in August 2015, and the Company received proceeds of $55.5 million at closing. The carrying value of the Daraprim rights at the time of the closing was $9.3 million. The Company recognized a gain on sale of intangible asset of $45.6 million, net of expenses. As the inventory was sold at cost, there was no gain or loss recognized. Included on the Consolidated Statements of Income.

(m)

The Company recognized $9.0 million during the fourth quarter 2015 and a total of $13.0 million of expense for the full year 2015 related to the net change in the fair value of its derivative instruments. Included in “Net change in fair value of derivatives” on the Consolidated Statements of Income.

(n)

Costs incurred for an engineering study related to the Company’s planned construction on one of the Company’s buildings. Expensed when a determination was made that construction would not proceed. Included in “Other, net” on the Consolidated Statements of Income.

Impax Laboratories, Inc.

Non-GAAP Financial Measures

(Unaudited, amounts in thousands)

The following table reconciles reported net income to adjusted EBITDA.

	Three months ended		Years Ended
	December 31,		December 31,
	2015	2014	2015	2014
Net income	$11,427	$120	$38,997	$57,353
Adjusted to add (deduct):
Interest income	(217)	(350)	(1,042)	(1,473)
Interest expense	8,158	46	27,268	43
Depreciation and other	7,003	5,879	26,089	22,944
Income taxes	1,862	1,530	20,371	33,206
EBITDA	28,233	7,225	111,683	112,073

Adjusted to add (deduct):
Amortization	12,970	3,595	40,186	11,082
Business development expenses	2,363	3,881	17,334	9,068
Hayward facility remediation costs	1,973	3,013	11,364	23,686
Employee severance	2,947	4,143	8,001	5,003
Intangible asset impairment charges	13,664	-	13,664	2,876
Payments for licensing agreements	-	-	750	2,000
Fair value of inventory step-up	(9)	-	6,458	-
Loss on extinguishment of debt	-	-	16,903	-
Accelerated depreciation and lease expense	-	-	2,767	-
Net change in fair value of derivatives	9,000	-	13,000	-
Gain on sale of asset	-	-	(45,574)	-
Loss on fixed asset disposal	520	-	520	-
Share-based compensation	6,762	5,574	28,613	20,883
Adjusted EBITDA	$78,423	$27,431	$225,669	$186,671

Impax Laboratories, Inc.

Non-GAAP Financial Measures

(Unaudited, amounts in thousands)

The following table reconciles reported cost of revenues, research and development expenses, and selling, general and administrative expenses to adjusted cost of revenues, adjusted gross profit, adjusted gross margin, adjusted research and development expenses, and adjusted selling, general and administrative expenses.

	Three Months Ended		Years Ended
	December 31,		December 31,
	2015	2014	2015	2014
Cost of revenues	$167,322	$70,390	$508,065	$283,396
Adjusted to deduct (add):
Amortization	12,970	3,595	40,186	11,082
Hayward facility remediation costs	1,973	3,013	11,364	23,686
Employee severance	1,136	11	3,779	871
Intangible asset impairment charge	7,303	-	7,303	2,876
Accelerated depreciation and lease expense	-	-	2,608	-
Fair value of inventory step-up	(9)	-	6,458	-
Adjusted cost of revenues	$143,949	$63,771	$436,367	$244,881

Adjusted gross profit (a)	$138,143	$67,440	$424,102	$351,168
Adjusted gross margin (a)	49.0%	51.4%	49.3%	58.9%

Research and development expenses	$26,394	$16,887	$76,982	$78,642
Adjusted to deduct:
Payments for licensing agreements	-	-	750	2,000
Intangible asset impairment charge	6,361	-	6,361	-
Employee severance	645	1,471	645	1,471
Adjusted research and development expenses	$19,388	$15,416	$69,226	$75,171

Selling, general and administrative expenses	$56,511	$42,208	$201,287	$139,390
Adjusted to deduct:
Business development expenses	2,363	3,881	17,334	9,068
Employee severance	1,165	2,661	3,577	2,661
Accelerated lease expense	-	-	159	-
Adjusted selling, general and administrative expenses	$52,983	$35,666	$180,217	$127,661

(a)	Adjusted gross profit is calculated as total revenues less adjusted cost of revenues. Adjusted gross margin is calculated as adjusted gross profit divided by total revenues.

Impax Laboratories, Inc.

Non-GAAP Financial Measures

(Unaudited, amounts in thousands)

The following tables reconcile the Impax Generics and Impax Specialty Pharma Divisions reported cost of revenues to adjusted cost of revenues, adjusted gross profit and adjusted gross margin.

Impax Generics Division Information

	Three months ended		Years Ended
	December 31,		December 31,
	2015	2014	2015	2014
Cost of revenues	$150,449	$65,077	$450,045	$260,459
Adjusted to deduct (add):
Amortization	5,155	2,865	15,692	8,162
Hayward facility remediation costs	1,973	3,013	11,364	23,686
Employee severance	1,136	11	3,779	871
Intangible asset impairment charge	7,303	-	7,303	2,876
Fair value of inventory step-up	(9)	-	1,083	-
Accelerated depreciation and lease expense	-	-	2,608	-
Adjusted cost of revenues	$134,891	$59,188	$408,216	$224,864

Adjusted gross profit (a)	$91,955	$58,727	$302,716	$324,218
Adjusted gross margin (a)	40.5%	49.8%	42.6%	59.0%

Impax Specialty Pharma Division Information

	Three months ended		Years Ended
	December 31,		December 31,
	2015	2014	2015	2014
Cost of revenues	$16,873	$5,313	$58,020	$22,937
Adjusted to deduct:
Amortization	7,816	730	24,494	2,920
Fair value of inventory step-up	-	-	5,375	-
Adjusted cost of revenues	$9,057	$4,583	$28,151	$20,017

Adjusted gross profit (a)	$46,189	$8,713	$121,386	$26,950
Adjusted gross margin (a)	83.6%	65.5%	81.2%	57.4%

(a)	Adjusted gross profit is calculated as total revenues less adjusted cost of revenues. Adjusted gross margin is calculated as adjusted gross profit divided by total revenues.